EXHIBIT 99.2

Contact Information:

At the company:	EAS & Associates:
Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(805) 884-0185
(650) 306-1650

LANDEC FOOD SUBSIDIARY SELLS

DOMESTIC COMMODITY VEGETABLE BUSINESS

MENLO PARK, CA — July 7, 2003—Landec Corporation (Nasdaq: LNDC) a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, announced today that its food subsidiary Apio, Inc., has entered into an agreement to sell its domestic commodity vegetable business to a group of Apio produce suppliers.

The new entity will be named Apio Fresh, LLC and will initially be located at Apio’s headquarters in Guadalupe, California.  Apio will have no equity ownership in the new entity but will hold one board seat on Apio Fresh’s Board of Directors.  The new entity will continue to use Apio’s trademarks and labels in exchange for a per carton royalty charge paid to Apio based on cartons sold.  In addition, the parties have entered into a long-term supply agreement whereby Apio Fresh will supply produce for Apio’s value-added, fresh-cut specialty packaged business as well as Apio’s Cal Ex Export business.  The sale of the domestic commodity vegetable business to a group of existing Apio suppliers, coupled with Apio Fresh’s incentives to supply produce to Apio for its Eat Smart® and DOLE® brand value-added business and its export business, should increase Apio’s access to produce in the future.  In addition, Apio’s winter farming investments will be significantly reduced since Apio will no longer need to make winter farming investments for the commodity vegetable part of the business.

The terms of the agreement also require Apio Fresh to purchase equipment associated with the domestic commodity vegetable business for approximately $160,000 and carton inventory valued at approximately $250,000.  In addition, Apio Fresh will pay for services performed by Apio on Apio Fresh’s behalf while the new entity is located at Apio’s headquarters.  Apio will recognize a one-time loss of approximately $1.0 million from the sale of Apio’s domestic commodity vegetable business.

 “The strategic direction of Apio’s domestic commodity vegetable business and its value-added, fresh-cut specialty packaged business were moving in different directions.  Apio is focusing on markets where its proprietary specialty packaging technology differentiates its products from competitors.  In addition, exiting the domestic commodity vegetable business will reduce Apio’s farming and investment risks going forward.  This divestiture allows both businesses to focus on their core competencies,” said Nick Tompkins, Apio’s Chief Executive Officer.  “The sale of the domestic commodity vegetable business will not adversely affect our customers.  Both Apio and Apio Fresh will continue to supply produce products to Apio’s current customers in a highly coordinated process and under existing freight arrangements, thus, continuing the on-going benefit of consolidated deliveries to our customers.”

As a result of the sale, Apio’s revenues and gross profits will be lower in the short-term.  Reductions in operating expenses, however, are expected to more than offset the decrease in gross profits, resulting in increased operating profits and cash flow from operations for Apio over time.

“The sale of Apio’s domestic commodity vegetable business is consistent with Landec’s stated goals of continuing to (1) reposition existing lines of business to focus on higher margin products that utilize our Intelimer® packaging technology, (2) grow Apio’s value-added specialty packaging business by 20% or more, (3) reduce produce sourcing risks at Apio and (4) reduce operating expenses at Apio.  With this sale, we have completed our restructuring efforts at Apio and are now ready to solely focus on building revenues and profits,” stated Gary Steele, Landec’s President and Chief Executive Officer.

Since 1996, Apio has commercially marketed a complete line of fresh-cut vegetable products using Landec proprietary Intelimer specialty packaging under the Eat Smart brand.  In June, the Company announced that it had entered into an exclusive packaging and marketing agreement with Dole Fresh Vegetables, Inc. for Apio to sell and distribute a line of fresh cut produce under the DOLE brand in the United States.  The Company’s proprietary packaging technology provides an optimal atmosphere within the package to extend shelf life and preserve the freshness of the produce and allows the company to distribute its products without ice. The product line includes broccoli florets, broccoli slaw, broccoli and carrots, broccoli and cauliflower, cauliflower florets, vegetable medley and vegetable stir-fry in twelve-ounce, two-pound and three-pound packages.  In addition to fresh-cut bagged vegetables, Apio has a full line of fresh-cut vegetable party trays packaged with Intelimer specialty packaging.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the uncertainty related to the integration of new business acquisitions, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the 2002 fiscal year. (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.) As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will become or remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.